Exhibit 99.12

KIOR SHIPS FIRST CELLULOSIC DIESEL

World’s First Renewable Diesel En Route to American Vehicles

PASADENA, Texas, March 18, 2013 - KiOR, Inc. (NASDAQ: KiOR), today announced the initial shipments of cellulosic diesel from its first commercial-scale facility in Columbus, Mississippi.

KiOR’s facility uses pine wood chips previously feeding a shut down paper mill at Columbus and produces gasoline and diesel, the first renewable hydrocarbon fuels in the U.S. manufactured at commercial scale and derived solely from non-food feedstocks to avoid competition with human food needs. Unlike traditional biofuels like ethanol or biodiesel, KiOR’s fuels have no compatibility issues. KiOR’s renewable gasoline is also the first renewable cellulosic gasoline ever registered by the Environmental Protection Agency for sale in the U.S.

“This is a major step forward for KiOR, the biofuels industry and the entire renewable fuels sector,” said Fred Cannon, KiOR’s President and Chief Executive Officer. “With first production at Columbus, KiOR has technology with the potential to resurrect each and every shut down paper mill in the country and to replace imported oil on a cost effective basis while creating American jobs. This facility demonstrates the efficacy of KiOR’s proprietary catalytic biomass-to-fuel process with the potential to deliver cellulosic gasoline and diesel to the U.S. We are proud to be making history in Mississippi. The technology is simply scalable and we believe sufficient excess feedstock exists in the Southeast alone to build almost fifty KiOR commercial scale facilities.”

Condoleezza Rice, former U.S. Secretary of State and a current member of KiOR’s Board of Directors, added, “KiOR is changing the American energy equation by innovating and commercializing an entirely new generation of hydrocarbon-based diesel and gasoline fuel. By making the promise of cellulosic fuels a reality, KiOR demonstrates that these fuels are an attractive option for lessening America’s dependence on foreign sources of energy.”

Haley Barbour, former Governor of Mississippi, who was instrumental in attracting KiOR to Mississippi, remarked “The shipment of this first fuel from KiOR’s Columbus, Mississippi, facility is the culmination of a vision to establish Mississippi as the birthplace of the wood-to-fuels production technology. This progress highlights our highly skilled labor force, abundant natural resources and supportive government climate for innovative companies like KiOR seeking a home to expand their businesses. Mississippi has partnered with KiOR throughout this history-making project, contributing economic development support ranging from research and testing projects within our world class universities, to technical training within our superb community college system.”

Major benefits of KiOR fuels include:

•	Fuels are identical to petroleum based fuels made from conventional methods and will drop in to the existing fuels infrastructure.

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Studies show that KiOR fuels will have a significant reduction in lifecycle greenhouse gas emissions when compared to fossil-based fuels. KiOR fuels in today’s engines can provide a carbon emissions profile that is comparable to or better than electric cars run off the U.S. electric grid.

•	Construction and operation of production facilities provides significant economic development in rural areas.

About KiOR

KiOR, a global leader in cellulosic gasoline and diesel transportation fuels, has developed a unique proprietary technology platform to convert abundant and sustainable non-food biomass into fuels for use in vehicles on the road today. KiOR’s cellulosic fuels, which may be transported using existing distribution networks, help ease dependence on foreign oil, reduce lifecycle greenhouse gas emissions and create high-quality jobs and economic benefit across rural communities.

KiOR’s shares are traded on NASDAQ under the symbol “KiOR.” For more information, please visit www.KiOR.com.

Forward-Looking Statements

This release contains “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding future results and events, including, without limitation, statements about: our ability to produce cellulosic hydrocarbon fuel on a commercial scale; our ability to replace imported oil on a cost effective basis; the ability of our products to drop in to the existing fuels infrastructure; the level of economic development that will be created by the construction and operation of our production facilities; the environmental impact of the use of our fuels, including the reduction in carbon emissions; the scalability of our technology; the expected output of our production facilities; and our anticipated future operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “appears,” “estimates,” “projects,” “would,” “could,” “should,” “targets,” and similar expressions are also intended to identify forward looking statements. The forward looking statements in this press release involve a number of important risks and uncertainties, which could cause our actual future results to differ significantly from the results discussed in the forward looking statements contained in this press release. Such factors include our ability to raise the additional capital we need in order to expand our business and begin construction on our Natchez facility; the ability of our Columbus facility to produce cellulosic hydrocarbon fuel on time, on a continuous and cost-efficient basis and at expected yields; the availability of cash to invest in the ongoing needs of our business; our ability to successfully commercialize our cellulosic gasoline, diesel and fuel oil; our ability to effectively scale our proprietary technology platform and process design; the cost of constructing, operating and maintaining facilities necessary to produce our cellulosic gasoline, diesel and fuel oil in commercial volumes; the ability of our initial-scale commercial production facility, in which we are in the start-up phase, to satisfy the technical, commercial and production requirements under offtake agreements relating to the sale of cellulosic gasoline, diesel and fuel oil; market acceptance of our cellulosic gasoline, diesel and fuel oil; our ability to obtain and maintain intellectual property protection for our products and processes, and other factors discussed more fully in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K as filed with the United States Securities and Exchange Commission (SEC) on March 26, 2012, as updated by the Company’s

Quarterly Reports on Form 10-Q as filed with the SEC on August 14, 2012 and November 14, 2012, and in the Company’s other filings with the SEC. The “Risk Factors” discussion in the filings listed above is incorporated by reference in this press release. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results, levels of activity, performance or achievement may vary significantly from what we have projected. We specifically disclaim any obligation to update these forward looking statements in the future. These forward-looking statements should not be relied upon as representing our estimates or views as of any date subsequent to the date of this press release.

Contact Information:

For investors:

Max Kricorian, Director of Finance

281-694-8811

Investor.relations@kior.com

For media:

Kate Perez, Director, Corporate Communications & Public Relations

281-694-8831

Media@kior.com